SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) is made and entered into as of February 4, 2014 by and between BIOLASE, INC., a Delaware corporation (the “Company”), and COMPUTERSHARE, INC., a Delaware corporation, as successor to U.S. Stock Transfer Corporation, a California corporation (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of December 31, 1998 (the “Agreement”); and

WHEREAS, the Company desires to amend the Agreement;

NOW, THEREFORE, for good consideration, the adequacy of which is hereby acknowledged, the Company hereby agrees to amend the Agreement in accordance with the approval of the Board of the Directors as required by Section 27 thereof as follows:

1.	Section 1 is hereby amended by replacing “15% Ownership Date” with “20% Ownership Date”. All references in the Agreement to “15% Ownership Date” shall be amended and replaced with “20% Ownership Date”.

2.	Section 1 is hereby amended by replacing “15% Stockholder” with “20% Stockholder”. All references in the Agreement to “15% Stockholder” shall be amended and replaced with “20% Stockholder”.

3.	Exhibit A to the Agreement is amended by replacing “15% Stockholder” with “20% Stockholder”. All references in Exhibit A to “15% Stockholder” shall be amended and replaced with “20% Stockholder”.

Except as modified hereby, the Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Agreement, as modified hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

BIOLASE, INC.
By:	/s/ Federico Pignatelli

Name: Federico Pignatelli
Title: Chief Executive Officer